UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2010

TOWER FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	000-25287	35-2051170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 East Berry Street, Fort Wayne, Indiana 46802
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (260) 427-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On May 5, 2010, Tower Financial Corporation (the “Company”) and its wholly owned subsidiary, Tower Bank & Trust Company (the “Bank”), entered into a written agreement  with the Federal Reserve Bank of Chicago (the “Federal Reserve”) and the Indiana Department of Financial Institutions (the “IDFI”), effective April 23, 2010 (the “Written Agreement”). A copy of the Written Agreement is attached hereto as Exhibit 10.23 and is incorporated herein by reference.

A Written Agreement is a process employed by the Federal Reserve and the IDFI to memorialize certain understandings with the Company and the Bank, in this case flowing from a fall 2009 joint Federal Reserve and IDFI examination, based upon June 30, 2009 financial position and operating results. A Written Agreement typically addresses all of the major aspects of a financial institution’s financial and operating metrics, including capital requirements, asset quality, management, earnings and liquidity, whether or not identified as requiring improvement.

This Written Agreement does not contain any requirements to increase capital over and above the bank’s current “well-capitalized” status, does not impose any other capital ratio requirements, and will not result in any change to our recently reported financial results, as described in our April 22, 2010 earnings release.

This Written Agreement reflects various required improvements in connection with an examination completed in the Fall of 2009, based upon the Company and Bank’s June 30, 2009 financial position and operating results. We believe that this seven month delay between the end of the Fall 2009 exam and the consummation of this Written Agreement is in large part due to the sheer number of similar agreements being entered into at the present time, as required by regulatory protocol.

The following description is only a summary of the Written Agreement and does not purport to be a complete description of all of its terms, and the summary is, therefore, qualified in its entirety by reference to the Written Agreement that is filed with this current report. In light of the fact that this Written Agreement reflects an examination that was based upon operating results and financial condition from more than nine months ago, the Company and the Bank believe that a number of the requirements set forth in the Written Agreement have already been addressed, and it is anticipated that the conditions not already satisfied should be satisfactorily addressed in a timely manner.

Among other things, the Written Agreement requires the following:

•	The Company and the Bank will review and revise its loan policies with regard establishing interest rate reserves; time frame for new appraisals, and its internal loan grading system.

•	The Company and the Bank will develop enhanced approval processes for the renewal of credit to any borrower who has a loan or other extension of credit on its internal watch list.

•	The Company and Bank will expand the level of detail for all asset improvement plans and the process of reporting such plans to its Board of Directors.

•	The Company and the Bank will enhance the level of Board of Director oversight and review of pertinent operating and financial metrics.

•	The Company and the Bank will refine and improve its capital contingency plan, so as to continue to remain in excess of those levels required to remain “well capitalized”.

•	The Company and the Bank will outline and refine its liquidity policy and liquidity funding plan.

•
The Company and the Bank will not pay dividends on or redeem any of its common or preferred stock or other capital stock, or make any payments of interest on its Trust Preferred Debt, without written approval from the Federal Reserve.

Item 9.01 Financial Statement and Exhibits

(c)	Exhibits

10.23
Written Agreement executed May 5, 2010, by and among Tower Financial Corporation, Tower Bank and Trust Company, the Federal Reserve Bank of Chicago, and the Indiana Department of Financial Institutions.

Forward-Looking Statements

This report includes "forward-looking statements." All statements herein regarding our anticipated operating results or expectations or our anticipated results regarding such things as regulatory capital requirements, asset quality, management, earnings and liquidity, or other future financial business plans and strategies, or the impact of future legal, regulatory or supervisory matters on our business operations, or our expectations regarding the same, are intended to be “forward-looking statements,” within the meaning of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Typically, forward-looking statements are predictive and are not statements of historical fact, and such words as "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends," and similar expressions, as they relate to us, the Bank, or our management, are intended to identify forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable and have based these expectations upon reasonable beliefs and assumptions, these expectations may prove to be incorrect. We refer you to the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 5, 2010

TOWER FINANCIAL CORPORATION

By:	/s/ Michael D. Cahill
Michael D. Cahill, Chief Executive Officer
Tower Financial Corporation